Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act.

                                                                Exhibit 10.38

                           FURTHER EXTENSION AGREEMENT


         This agreement (the "Further Extension Agreement"), effective as of November 1, 1996, by and between:

         Eli Lilly and Company, a corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, hereinafter referred to as "Lilly", and SIBIA Neurosciences, Inc., a corporation having its principal place of business at 505 Coast Boulevard South, La Jolla, California 92037-4641, hereinafter referred to as "SIBIA".

                                    RECITALS

         1. Lilly and SIBIA have been conducting research directed to the discovery of compounds for the treatment of central nervous system disorders, based on the modulation of voltage-dependent calcium channels. The research is being performed under an Agreement between the parties, effective May 1, 1992, as modified and extended by an Extension Agreement effective May 1, 1995, which created a plan of collaborative research to be carried out by SIBIA and Lilly. The Agreement expires by its terms on May 1, 1997.

         2. SIBIA and Lilly have decided that they wish to further extend the Agreement and the collaboration until October 31, 1998, to modify the scope of the research to be carried out under the Agreement, and to amend some other aspects of the Agreement.

         3. This Further Extension Agreement records the new arrangement between Lilly and SIBIA, by restating Sections of the 1992 Agreement and the 1995 Extension Agreement which are amended by the new arrangement of the parties. Effective as of November 1, 1996, such restatement shall have the effect of amending certain other Sections of the 1992 Agreement as amended by the 1995 Extension Agreement, whose meanings or terms are affected by the Sections restated hereby. All Sections of the 1992 Agreement and the 1995 Extension Agreement which are not restated in or otherwise amended by this Further Extension Agreement are continued in force unchanged.


                                    Article I

         ***Restate Section 1.02 to read as follows:

         Section 1.02. "Project" means a collaborative research project to be carried out by SIBIA and Lilly [*] human neuronal calcium channels ("VDCCs") as targets for the discovery of new therapeutic agents. Information and materials generated in the course of this research, including Cell Lines, will be utilized by both parties in biological test systems to identify chemical entities which interact with VDCCs within the Project.


[*] CONFIDENTIAL TREATMENT REQUESTED

         The Project and the technical approach is more fully described in the action plan prepared by SIBIA and approved by the Project Team. The action plan may be amended from time to time by written agreement of the Project Team but the scope of the Project will stay with the same general definition provided here. A copy of the action plan is attached to this Further Extension Agreement.

         ***Restate Section 1.06 to read as follows:

         Section 1.06. "Project Compound" means any chemical entity which is identified or further developed for a Project Use, by Lilly independently, or jointly by Lilly and SIBIA, subsequent to November 1, 1996 and during the term of the Project under this Further Extension Agreement, or within a [*] period following the termination or expiration of this Further Extension Agreement, by use of a Cell Line, and which chemical entity interacts with a VDCC. Project Compound shall also include any derivative or analogue of a Project Compound, as defined above, which is conceived or reduced to practice anytime during the term of the Project under this Further Extension Agreement or within [*] period following termination or expiration of this Further Extension Agreement, and which is specifically synthesized in an effort to optimize therapeutic utility based upon information learned from a Project Compound.

         Project Compound shall exclude any chemical substance identified by Lilly as having therapeutic application or any other utility by a method other than evaluation using a Cell Line, and not further developed using a Cell Line. Project Compound shall additionally exclude any chemical entity which Lilly receives from a third party who has identified the substance as potentially useful prior to submission to Lilly, and not further developed using a Cell Line.

        Notwithstanding any other provision of this Further Extension Agreement, SIBIA and Lilly shall retain all of their respective rights and obligations pursuant to Article VI of the Prior Agreement with respect to Products and Project Compounds as defined under the Prior Agreement; provided that the [*] period following expiration or termination in the definition of "Project Compound" under the Prior Agreement shall begin as of November 1, 1996.

         ***Restate Section 1.12. to read as follows:

         Section 1.12. "SIBIA Compound" means a chemical entity identified or developed by SIBIA subsequent to November 1, 1996 and during the term of the Project defined in Article V for this Further Extension Agreement that strongly or primarily interacts [*] with a VDCC within the Project, and to which SIBIA has, or has licensed, rights to its composition.

         SIBIA Compound shall exclude any chemical substance identified by SIBIA as having therapeutic application or any other utility by a method other than evaluation using a Cell Line, and not further developed using a Cell Line. SIBIA Compound shall additionally exclude any chemical entity which SIBIA receives from a third party who has identified the substance as potentially useful prior to submission to SIBIA, and not further developed using a Cell Line.

                                   Article II

         ***Restate Section 2.00 to read as follows:

         Section 2.00. Duration of Funding. Subject to the terms and conditions of this Further Extension Agreement, Lilly shall provide Project Funds to SIBIA pursuant to this Further Extension Agreement for the sole purpose of conducting the Project for the period from November 1, 1996 to October 31, 1998.

         For the time period November 1, 1996 to October 31, 1997, Project Funds shall be [*] increased or decreased by a factor (a) which reflects changes in the Employment Cost Index (for Private Industry Workers, by occupational group, in the "Professional specialty and technical occupations" category) as reported by the U.S. Bureau of Labor Statistics as of September , 1996 when compared to the comparable statistic for September of the previous year, and for the time period November 1, 1997 to October 31, 1998, that same amount, increased or decreased by a factor (b) which again reflects changes in the Employment Cost Index (for Private Industry Workers, by occupational group, in the "Professional specialty and technical occupations" category) as reported by the U.S. Bureau of Labor Statistics as of September, 1996 when compared to the comparable statistic for September of the previous year. Accordingly, Project Funds for the time period November 1, 1996 to October 31, 1998 shall be:

         [*]
         [*]

         ***Restate Section 2.01 to read as follows:

         Section 2.01. Schedule of Payments. Project funds shall be paid to SIBIA by Lilly in substantially equal quarterly payments on or before January 1, April 1, July 1, and October 1 of each calendar year during the term of the Further Extension Agreement. Because of the way that payments were made during the first year of the 1992 Agreement, the last quarterly payment will be that which is due on or before July 1, 1998.

         ***Restate Section 2.03 to read as follows:

         Section 2.03. Use of Project Funds. SIBIA shall use Project funds solely for work on the Project [*].




[*] CONFIDENTIAL TREATMENT REQUESTED

[*] SIBIA shall at substantially all times during the term of this Further Extension Agreement assign up to [*] to work on the Project. While the level of training and research experience of these FTEs may vary from time to time, SIBIA will use its best efforts to ensure that at least [*] of the FTEs assigned to the Project will have educational degrees of Ph.D. or M.D., or research experience of greater than [*] years in a relevant scientific field that qualifies them as equivalent to a Ph.D. or M.D. level researcher. SIBIA shall have the ability to subcontract specific tasks as needs and efficiency suggest upon approval of the Project Team.

                                   Article III

         ***Restate Section 3.00 to read as follows:

         Section 3.00. Planning and Review. Upon execution of this Further Extension Agreement and from time to time during the term of the Further Extension Agreement under Article V, the Project Team shall meet to discuss the direction and progress of the Project. The Project shall be conducted substantially in accordance with the action plan attached hereto. The action plan will be modified from time to time with the written approval of the Project Team to direct the Project in an optimal way. The Project Team shall endeavor to assign specific tasks to both SIBIA and Lilly so as to maximize progress on the Project and to avoid any duplication of research effort.

         ***Restate Section 3.05 to read as follows:

         Section 3.05. Exclusivity of Research. During the term of the Further Extension Agreement under Article V, SIBIA shall not enter into an agreement with another company for support of the Project as defined in Section 1.02 without the written consent of Lilly. SIBIA may conduct research on, as well as drug discovery with, calcium channels which are outside the Project, either independently or with or for other companies, including, but not limited to, calcium channels which may have been included within the meaning or definition of "VDCC" or "Project" prior to the effect [Effective Date?] of this Further Extension Agreement, and new constructs or cell lines that may be incorporated into the Project in accord with Section 6.11.

         SIBIA may use the products of the Project, including Cell Lines, for its own drug discovery research, and as negative controls for research conducted with or for other companies on other receptor or ion channel classes or subtypes, but not in any other manner without the written consent of Lilly.


                                   Article IV

         ***Add a new paragraph to Section 4.00 as follows:

         On November 1, 1998, Lilly shall prepare and provide to SIBIA a report listing all Project Compounds, as defined in the Prior Agreement, including those which are in active preclinical or clinical development or could potentially be entered into development. In addition, one (1) year after the termination or expiration of this Further Extension Agreement, Lilly shall prepare and provide to SIBIA a report listing all Project Compounds as defined in this Further Extension Agreement, including those which are in active preclinical or clinical development or could potentially be entered into development.




[*] CONFIDENTIAL TREATMENT REQUESTED

         ***Replace the second paragraph of Section 4.01 with the following:

         In addition, SIBIA will [*].

         ***Add the following sentence to the end of Section 4.03:

         The foregoing is more fully described in Section 6.00.

                                    Article V

         ***Restate Section 5.00 to read as follows:

         Section 5.00. Term. The Project defined in Section 1.02 and covered by the Further Extension Agreement shall continue until October 31, 1998, unless sooner terminated in accordance with the provisions of Section 5.02 or 5.03, or extended pursuant to Section 5.01.

         ***Restate Section 5.01 to read as follows:

         Section 5.01. Extension. By mutual written agreement of both SIBIA and Lilly, the Further Extension Agreement may be extended beyond October 31, 1998 for additional periods, with such extension contemplating additional funding by Lilly and continuing studies on the Project pursuant to direction by the Project Team.

         ***Restate Section 5.02 to read as follows:

         Section 5.02. Voluntary Termination. Either party may terminate the Further Extension Agreement upon three (3) months advance written notice provided anytime after August 1, 1997. Should Lilly terminate the Further Extension Agreement, it shall be relieved of its obligation to pay any further Project Funds after the effective date of termination (i.e. three (3) months after written notice of its intent to terminate has been given).

         ***Restate the first sentence of Section 5.04 to read as follows:

         Section 5.04. Effect of Termination or Expiration. Termination or expiration of the Further Extension Agreement shall not affect the rights and obligations of the parties accrued under Articles III, IV and VI prior to termination or expiration, and under Section 1.06 as it relates to Article VI after termination or expiration. Any Project Funds paid by Lilly but not committed by SIBIA at the effective date of termination shall be refunded to Lilly, and Lilly shall have no further obligation to pay Project Funds.


                                   Article VI

         ***Restate Section 6.00 to read as follows:

Pursuant to this Agreement, SIBIA warrants that it has the right to grant and hereunder so grants Lilly a worldwide license without the right to sublicense, to use all SIBIA Project Technology as defined in Section 1.07, and Cell Lines, and any patents covering such Technology, as well as any patents and patent applications held by SIBIA at the time of execution of this Agreement, or at any time thereafter except as limited by Section 1.07, the licensing of which may be required to make, use or sell Products or to otherwise practice Project Technology. for clarity, Lilly does not have the right to further modify the Cell Lines.

         As to SIBIA Project Technology and Cell Lines generated during the term of the Project under this Further Extension Agreement, and the claims of patents which relate directly to SIBIA Project Technology and Cell Lines, said license shall be exclusive except as to SIBIA during the term of the Project under this Further Extension Agreement, and nonexclusive thereafter.

         As to SIBIA Project Technology and Cell Lines generated during the term of the Prior Agreement and the claims of any patents or patent applications referred to in Section 6.00 of the Prior Agreement, Lilly's license shall be worldwide, nonexclusive, non-sublicensable and royalty-bearing to the extent provided therein. For clarity, Lilly does not have the right to further modify Cell Lines generated during the term of the Prior Agreement.

         As to Lilly Project Technology generated during the term of the Project under this further Extension Agreement, and the claims of any patents or patent applications which relate directly to Lilly Project Technology, SIBIA shall have a non-royalty-bearing, non-sublicensable license to practice or use Lilly Project Technology, with said license being exclusive except as to Lilly during the term of the Project under this Further Extension Agreement, and nonexclusive thereafter.

         As to Lilly Project Technology generated during the term of the Prior Agreement and the claims of any patents or patent applications referred to in
Section 6.00 of the Prior Agreement, SIBIA's license shall be worldwide, nonexclusive, non-sublicensable and non-royalty-bearing.

         ***Restate Section 6.07 to read as follows:

         Section 6.07. Additional Rights. If SIBIA identifies or develops a SIBIA Compound pursuant to this Further Extension Agreement prior to the expiration of the term of the Project hereof, or, if earlier, the date notice of termination is given under Article V, subject to the rights of or SIBIA's obligations to third parties, SIBIA shall disclose it and its properties to Lilly, and Lilly may decide to negotiate for commercial rights to it. The timing of such disclosure shall be at SIBIA's discretion but must occur by the expiration of the term of the Project or within ten (10) days of the date notice of termination is given under Article V. If Lilly so decides the parties shall negotiate in good faith and SIBIA shall not offer the SIBIA Compound to a third party unless Lilly fails to notify SIBIA of its intent to negotiate for the SIBIA Compound within ninety (90) days from the date of disclosure, or SIBIA and Lilly fail to reach an agreement within one hundred and eighty (180) days from the date of disclosure. The provisions of this Section 6.07 set forth the sole right of first negotiation of Lilly with respect to any SIBIA Compounds as defined. Without limiting the foregoing, effective November 1, 1996, Lilly shall not have such right with respect to compounds that may have been included in the meaning of "SIBIA Compounds" prior to the effect of this Further Extension Agreement.

         ***Add a new Section 6.11 as follows:

         Section 6.11. New Constructs.

         (a) At any time during the term of this Further Extension Agreement upon thirty (30) days advance written notice to SIBIA or the Project Team, Lilly shall have the right to expand the direction of the Project to include the preparation of new constructs or new cell lines ("New Constructs") based upon, derived from or comprising VDCC subunits that were part of the Project as previously defined under the Prior Agreement and in existence as of October 31, 1996 [*] human neuronal VDCCs as defined in Section 1.02. In the event such a New Construct is proposed and the FTEs assigned to the Project are insufficient to prepare such New Constructs:

                (i) SIBIA shall provide Lilly with a budget for the requested work and shall, in conjunction with the Project Team, assign additional FTEs to work on the New Constructs, subject to then current availability within SIBIA's research staff as determined by SIBIA (without any obligation on SIBIA's part to hire additional FTEs);

                (ii) Lilly shall advance to SIBIA, on each scheduled payment date as described under Section 2.01, Lilly's share of the expenses related to work on the New Constructs, based on the budget for New Constructs submitted by SIBIA pursuant to Section 6.11(a)(i) ("Projected New Construct Expenses"), which expenses shall be deemed Project Funding for the following quarter. SIBIA shall maintain records of expenses related to work on the New Constructs actually incurred by it ("Actual New Construct Expenses") in accordance with procedures to be agreed upon between the parties. SIBIA shall report quarterly to Lilly on Actual New Construct Expenses, with such reports to be submitted within thirty (30) days after the end of each calendar quarter and sixty (60) days after the end of each calendar year. Any difference between the Actual New Construct Expenses and Projected New Construct Expenses for such quarter upon which Lilly's advance payment was made to SIBIA shall be applied as an adjustment to the payment due from Lilly for the quarter immediately following the determination by SIBIA of such difference as follows:

                        (A) In the case of Actual New Construct Expenses exceeding Projected New Construct Expenses for a particular quarter, the amount of the difference shall be added to Lilly's advance payment of Projected New Construct Expenses for the quarter immediately following the determination by SIBIA of such difference.

                        (B) In the case of Actual New Construct Expenses being less than Projected New Construct Expenses, for a particular quarter, the amount of the difference shall be subtracted from Lilly's advance payment of Projected New Construct Expenses for the quarter immediately following the determination by SIBIA of such difference.

                        (C)     Notwithstanding the foregoing paragraphs (A) and
                (B) above, upon the date of expiration or termination of this Agreement, if Projected New Construct Expenses exceed Actual New Construct Expenses, such excess shall be promptly refunded to Lilly by SIBIA, or if Actual New Construct Expenses exceed Projected New Construct Expenses as of such date, Lilly shall promptly pay such excess to SIBIA, as applicable.

                (iii) Lilly shall, at its option, be entitled to reduce the term of the Project in this Further Extension Agreement as set forth in Section 5.00 by one calendar month for each additional four months of FTE effort added to the Project under this
                Section 6.11; and

                (iv) the terms Project and Cell Line as used in this Further Extension Agreement shall thereupon include such additional New Constructs.

                (v) SIBIA will retain records of FTE days worked on the Project, as well as the work performed, and Lilly shall have the right to audit such records during business hours upon reasonable request.

         (b) Notwithstanding any other provision of this Section 6.11, Lilly's right under the foregoing paragraph (a) to request New Constructs shall be subject in all respects to the rights of third parties pursuant to any agreements which SIBIA may enter into following the date hereof and prior to Lilly's request for New Constructs under (a) above, and to the rights of SIBIA in the event SIBIA has already generated or is in the process of generating New Constructs requested by Lilly prior to Lilly's request.

         [*] CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in duplicate originals, by their respective officers thereunto duly authorized, the day and year herein written.

                                        ELI LILLY AND COMPANY


                                        By /s/ AUGUST M. WATANABE
                                           ----------------------------
                                               August M. Watanabe
                                               Vice President

                                        Date   January 7, 1997
                                            ---------------------------


                                        SIBIA NEUROSCIENCES, INC.


                                        By /s/ WILLIAM T. COMER
                                            ---------------------------
                                               William T. Comer
                                               President and CEO

                                        Date   December 19, 1997
                                            ---------------------------